Exhibit 10.2

1330 W. Fulton Market, Suite 350 • Chicago, IL 60607 December 12, 2020

Morgan Walbridge

[Address]

Dear Morgan,

I am pleased to present to you our provisional offer of employment as Deputy Chief Legal Officer for The AZEK Company, reporting to Paul Kardish, Chief Legal Officer. Your annual base salary in this position will be $350,000 which is equivalent to $13,461.54 payable biweekly. Performance and compensation are reviewed annually.

You will be eligible to participate in the Management Incentive Plan (MIP). This Plan will provide you with a target bonus of 40% of your eligible earnings for 100% achievement of specified company financial performance and individual objectives. The actual payment may be lower or higher than the target amount, based on the attained level of achievement of the financial and individual performance objectives. Our fiscal year runs from October 1 - September 30. For the current fiscal year, you will participate on a prorated basis according to your start date.

Your offer includes a signing bonus of $150,000 (subject to all applicable federal, state, and local taxes), payable following the first 30 calendar days of your employment. Should you terminate your employment voluntarily with The AZEK Company within one (1) year of your employment start date, you will be required to repay the signing bonus amount in full.

As Deputy Chief Legal Officer at AZEK, you will be eligible to receive a grant of Restricted Stock Units ("RSUs") and Performance Share Units ("PSUs") under The AZEK Company Inc. 2020 Omnibus Incentive Compensation Plan (the "Plan"). Each year, eligible employees may be selected by leaders, in their sole discretion, to receive an award in recognition of high impact achievements, execution of critical roles, and skills in key growth areas. Based on your career level at AZEK, the target equity award is 50% of your base pay. The actual award may vary from the target range depending on a number of factors, including, but not limited to, individual and company performance. You must be employed on the grant date to receive the award. There is no guarantee of employment or that the program will be offered in future years, or, if offered, that it will be similar to the current program. Any RSUs and PSUs granted will be subject to the terms and conditions set forth in the Plan, as it may be amended from time to time, and a grant agreement between you and AZEK documenting such RSU and PSU grant, respectively.

Additionally, you will be eligible to participate in a full range of benefits in accordance with the following schedule:

First Day of Employment	First Day of Month Following Employment	First Day of the Month following 30 Days of Employment
• 4 weeks' vacation • 3 personal days • 10 paid holidays	• Medical/Vision/Drug/Dental insurance • Life & AD&D insurance • Short-Term & Long-Term Disability • Insurance waiver rebate	• 401(k) plan

In the event that your employment with The AZEK Company is terminated for any reason other than for cause, you will be eligible to receive a severance agreement of twelve (12) months base compensation.

This provisional employment offer is contingent upon satisfactory completion of our employment screening process. This process includes a criminal background check, prior employment and education degree verification(s), substance abuse testing, and additional verifications as needed.

Should you successfully complete the employment screening process, your employment with The AZEK Company is projected to begin on February 15, 2021.

We require employees to provide documentation which demonstrates their legal right to work in the United States and to sign a Confidentiality and Non-Competition Agreement (a copy of which is enclosed with this letter) as a condition of employment.

Please be aware that this letter is not an employment contract and should not be construed or interpreted as creating an implied or expressed guarantee of continued employment. The employment relationship at The AZEK Company is a mutual consent (Employment at Will). This means that employees have the right to terminate their employment relationship at any time and for any reason. Likewise, The AZEK Company reserves the right to terminate your employment with or without cause at any time and for any reason.

On behalf of the AZEK Management Team, we look forward to you joining AZEK to help build our company. If you should have any questions regarding this employment offer, please feel to contact me at (office).

Please sign & email back the enclosed documents to Dennis Kitchen at dennis.kitchen@azekco.com.

This offer of employment will be considered valid until the close of business on Monday, December 15, 2020.

I look forward to working with you. Regards,

Dennis Kitchen

SVP & Chief Human Resources Officer

I accept this offer of employment as stated herein and I agree to execute all waivers and consents necessary to complete the screening process.

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